Exhibit 10.12

Amended 12/5/08
AETNA INC.
2001 ANNUAL INCENTIVE PLAN
(EFFECTIVE AS OF JANUARY 1, 2001)

SECTION 1.   PURPOSE.

The purpose of this Plan is to provide a general incentive for designated key executive employees of the Companies in order to improve operating results of the Companies and to reward such employees for the accomplishment of financial and strategic objectives of the Companies.

SECTION 2.   DEFINITIONS.

Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine and neuter pronouns are used interchangeably and that each comprehends the others.

(a)	“Aetna” means Aetna Inc., a Pennsylvania corporation.

(b)	“Board” means the Board of Directors of Aetna.

(c)	“Change in Control” means the happening of any of the following:

(i)
When any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14 (d) thereof, including a “group” as defined in Section 13 (d) of the Exchange Act but excluding Aetna and any subsidiary thereof and any employee benefit plan sponsored or maintained by Aetna or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of Aetna representing 20 percent or more of the combined voting power of Aetna’s then outstanding securities;

(ii)
When, during any period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this paragraph (ii); or

(iii)	The occurrence of a transaction requiring stockholder approval for the acquisition of Aetna by an entity other than Aetna or a Subsidiary through purchase of assets, or by merger, or otherwise.

(d)
“Committee” means the Committee on Compensation and Organization of the Board (or such other committee of the Board that the Board shall designate from time to time) or any subcommittee thereof consisting of two or more directors each of whom is an “outside director” within the meaning of Section 162 (m) and a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

(e)	“Common Stock” means the common stock, $.01 par value, of Aetna.

(f)
“Companies” means one or more of Aetna, any of Aetna’s affiliated companies, and any other entity as to which (i) Aetna or any of Aetna’s affiliated companies holds or is seeking to acquire an ownership interest, and (ii) has been included in the Plan by the Committee.

(g)	“Covered Employee” shall have the meaning set forth in Section 162(m).

(h)
“Deferral Period” means the period of time during which payment of any amount otherwise payable under the Plan is deferred (i) at the direction of the Committee pursuant to Section 6(b) or (ii) at the election of a Participant pursuant to Section 6(c).

(i)
“Disability” means the occurrence of an event that would entitle a Participant to the payment of disability income under a specific long-term disability income plan approved by the Companies and under which the Participant is enrolled, as such plan may be amended from time to time, or if such Participant is not enrolled in a specific plan, as defined in a plan covering similarly situated executive officers of Aetna.

(j)
“Fair Market Value” means on any date, with respect to a share of Common Stock, the closing price of a share of Common Stock as reported by the Consolidated Tape of New York Stock Exchange Listed Shares on such date, or, if no shares were traded on such Exchange on such date, on the next date on which the Common Stock is traded.

(k)
“Participant” means (i) each Covered Employee and (ii) each other executive officer of Aetna as defined in Rule 3b-7 of the Securities Exchange Act of 1934 whom Aetna designates as a participant under the Plan.

(1)	“Performance Period” means the calendar year or such other period as may be designated by the Committee.

(m)	“Plan” means the Aetna Inc. 2001 Annual Incentive Plan, as set forth herein and as may be amended from time to time.

(n)
“Retirement” means the retirement of a Participant from active service with the Companies at or after the age at which full pension benefits are provided under a specific retirement plan maintained or contributed to by any of the Companies and under which the Participant has an accrued benefit, as such plan may be amended from time to time, or if such Participant does not have an accrued benefit under any such plan, the age at which full pension benefits are provided under a retirement plan covering similarly situated executive officers of Aetna.

(o)	“Section 162(m)” means Section 162 (m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(p)	“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(q)	“Share” means a share of Common Stock.

   (r)   “Stock Unit” means a unit representing the contractual right to receive the value of one Share.

(s)
“Stock Unit Account” means, with respect to any Participant who has elected to have deferred amounts deemed invested in Stock Units, a bookkeeping account established to record such Participant’s interest under the Plan related to such Stock Units.

(t)	“Subsidiary” means any entity of which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power of all classes of stock of such entity.

SECTION 3.   ADMINISTRATION.

The Plan shall be administered by the Committee.  The Committee shall have the responsibility of construing and interpreting the Plan, provided that, in no event shall the Plan be interpreted in a manner which would cause any award to a Covered Employee to fail to qualify as performance-based compensation under Section 162(m). The Committee shall establish the performance objectives for any Performance Period in accordance with Section 5 and certify whether such performance objectives have been obtained. Any determination made or decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations, shall, to the fullest extent permitted by law (but subject to the limitations on the discretion of the Committee applicable to awards intended to be qualified as performance-based compensation under Section 162(m)), be within the Committee’s absolute discretion and shall be conclusive and binding on any and all Participants, any person claiming under or through a Participant and each of the Companies. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of any Company) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Companies. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

SECTION 4.   DETERMINATION OF PARTICIPANTS.

In addition to the Covered Employees, the Committee may designate as a Participant in the Plan any executive officer of Aetna as defined in Rule 3b-7 of the Securities Exchange Act of 1934. Members of the Board who are not employees of any of the Companies shall not be eligible to participate in the Plan.

SECTION 5.   BONUSES.

(a)  Performance Criteria.  On or before the end of the first 90 days of each Performance Period (or such other date as may be required or permitted under Section 162(m)), the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive a bonus for such Performance Period. Any such performance objectives will be based upon the relative or comparative achievement of one or more of the following criteria, as determined by the Committee: (i) net income, (ii) earnings before income taxes, (iii) earnings per share, (iv) return on shareholders equity, (v) expense management, (vi) profitability of an identifiable business unit or product, (vii) ratio of claims to revenues, (viii) revenue growth, (ix) earnings growth, (x) total shareholder return, (xi) cash flow, (xii) return on assets, (xiii) pretax operating income, (xiv) net economic profit (operating earnings minus a charge for capital), (xv) customer satisfaction, (xvi) provider satisfaction, (xvii) employee satisfaction, (xviii) quality of networks, (xix) strategic innovation or (xx) any combination of the foregoing.

(b)  Maximum Amount Payable.  If the Committee certifies in writing that any one of the performance objectives established for the relevant Performance Period under Section 5(a) has been satisfied, each Participant who is employed by the Companies on the last day of the Performance Period for which the bonus is payable shall be entitled to receive a bonus in an amount not to exceed $3,000,000.

(c)  Negative Discretion.  Notwithstanding anything else contained in Section 5(b) to the contrary, the Committee shall have the right, in its discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 5(b) and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 5(b).

(d)  Affirmative Discretion.  Notwithstanding any other provision in the Plan to the contrary, (i) the Committee shall have the right, in its discretion, to pay to any Participant who is not a Covered Employee a bonus for a Performance Period in an amount up to the maximum bonus payable under Section 5(b), based on individual performance or any other criteria that the Committee, in its discretion, deems to warrant the payment of such a bonus, and (ii) in connection with the hiring of any person who is or becomes a Covered Employee, the Committee may provide for a minimum bonus amount for such Covered Employee with respect to the Performance Period in which such Covered Employee is hired and/or for the next following Performance Period, which would be payable to such Covered Employee regardless of whether the relevant performance objectives are attained with respect to the relevant Performance Period.

(e)  Methodology for Determinations.  In making any determination under Section 5(c) or 5(d), the Committee shall give consideration to such factors as it deems appropriate, including, without limitation, the degree to which the established performance objectives have been obtained and whether the Participant has materially contributed to the overall results of the Companies. To assist it in making its determination under such Sections, the Chairman of Aetna will furnish the Committee with specific recommendations (except with respect to the Chairman’s own award) and the Committee may request such other advice and recommendations as it deems appropriate.

SECTION 6.   PAYMENT OF AWARDS.

(a)  General Rule.   Except as otherwise expressly provided hereunder, payment of any bonus amount determined under Section 5 shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable performance objectives have been attained (or, in the case of any bonus payable under the provisions of Section 5(d), after the Committee determines the amount of any such bonus), provided, however, that payment shall be made during the first 2½ months of the calendar year following the end of the Performance period.  Any such payments shall be made in cash or, at the discretion of the Committee in awards under the Aetna Inc. 2001 Stock Incentive Plan.

(b)  Mandatory Deferral.  Notwithstanding Section 6(a), the Committee may specify that a percentage of the bonus payable with respect to any Participant, all Participants or any class of Participants for any Performance Period be mandatorily deferred for a Deferral Period specified by the Committee. The percentage to be so deferred shall be determined by the Committee in its discretion. Unless otherwise determined by the Committee at or after the date of such deferral, any amount payable in respect of an amount mandatorily deferred pursuant to this Section 6(b) shall be forfeited by the Participant if

(i)
the Participant’s employment with each of the Companies is terminated for cause (as determined in the discretion of the Committee under the generally applicable practices and policies of whichever of the Companies employs the Participant);

(ii)
the Participant voluntarily terminates employment, other than by reason of death, Disability or Retirement, prior to the end of the Deferral Period specified by the Committee with respect to such mandatorily deferred amount; or

(iii)	the Participant engages in any activity or conduct which, in the reasonable opinion of the Committee, is inimical to the best interest of the Companies.

(c)  Voluntary Deferral.  Notwithstanding Section 6(a), the Committee may permit a Participant to defer payment of any portion of an award that is not mandatorily deferred pursuant to Section 6(b) or to defer payment of an amount mandatorily deferred to a date or event later than that specified by the Committee. Any such election shall be made in the calendar year prior to the start of the Performance period during which it will be earned or, if permitted under Section 409A, at least six months prior to the end of such Performance Period.

(d)  Accounting for Deferrals. Any amount deferred under this Section 6 shall be credited to one or more bookkeeping accounts for the benefit of such Participant on the books and records of whichever of the Companies employs the Participant. Unless a Participant otherwise elects to have such amounts deemed invested in Stock Units in accordance with Section 6(e), such amounts shall be deemed held in cash and shall be credited with such rate of interest or such deemed rate of earnings as the Committee shall specify from time to time; provided that, unless the Committee otherwise determines, no interest or earnings shall be credited during the Deferral Period specified by the Committee in respect of amounts mandatorily deferred.

(e)  Stock Units.  The Committee may permit any Participant, all Participants or any class of Participants to elect that any or all amounts deferred under the Plan (including amounts mandatorily deferred pursuant to Section 6(b)) be deemed invested, in whole or in part, in a number of whole or fractional Stock Units. Any such Stock Units shall be credited to a Stock Unit Account for the benefit of such Participant. The number of whole and fractional Stock Units credited to a Stock Unit Account in respect of any amount deferred under this Section 6 shall be equal to the quotient of (i) the amount deferred divided by (ii) the Fair Market Value of a Share on the date such amount would have been paid under the Plan but for such deferral. Whenever a dividend other than a dividend payable in the form of Shares is declared with respect to the Shares, the number of Stock Units in the Participant’s Stock Unit Account shall be increased by the number of Stock Units determined by dividing (i) the product of (A) the number of Stock Units in the Participant’s Stock Unit Account on the related dividend record date and (B) the amount of any cash dividend declared by the Company on a Share (or, in the case of any dividend distributable in property other than Shares, the per share value of such dividend, as determined by the Company for purposes of income tax reporting) by (ii) the Fair Market Value of a Share on the related dividend payment date. In the case of any dividend declared on Shares which is payable in Shares, each Participant’s Stock Unit Account shall be increased by the number of Stock Units equal to the product of (i) the number of Units credited to the Participant’s Stock Unit Account on the related dividend record date and (ii) the number of Shares (including any fraction thereof)

 distributable as a dividend on a Share. In the event of any stock split, recapitalization, reorganization or other corporate transaction affecting the capital structure of Aetna, the Committee shall make such adjustments to the number of Stock Units credited to each Participant’s Stock Unit Account as the Committee shall deem necessary or appropriate to prevent the dilution or enlargement of such Participant’s rights.

(f)   Payment of Deferred Amounts.  Payment of any amounts deferred under Section 6(b) or 6(c) shall be made in a lump sum on the date the Participant experiences a “separation from service” within the meaning of Section 409A unless another time and form of payment is elected or otherwise established at the time of the mandatory or elective deferral, consistent with the requirements of Section 409A.  The Participant may elect payment in a lump sum or in five, ten or such other number of annual installments as shall be permitted by the Committee.  The Committee may, in its discretion, accelerate the payment of all or any portion of any Participant’s deferred amounts (regardless of whether the applicable Deferral Period or period have terminated) in the event of an “unforeseeable emergency” within the meaning of Section 409A.

Any payment to be made in respect of deferred amounts shall be made in cash. For purposes of any cash distribution in respect of a Participant’s Stock Units, the cash payable shall equal the product of (i) the number of whole and fractional Stock Units being distributed and (ii) the Fair Market Value of a Share on the date as of which the distribution is to be made.

(g)  Change in Control.  Upon the occurrence of a Change in Control, all performance objectives for the then current Performance Period shall be deemed to have been achieved at target levels of performance and the Committee shall cause each Participant to be paid an amount in cash based on such assumed performance for the entire Performance Period as soon as practicable but in no event later than 10 business days following the occurrence of such Change in Control.

SECTION 7.  AMENDMENT AND TERMINATION.

Notwithstanding Section 8(a), the Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the shareholders of Aetna to the extent necessary to continue to qualify the amounts payable to Covered Employees as performance-based compensation under Section 162(m). Notwithstanding the foregoing, no amendment, suspension, discontinuance or termination of the Plan shall adversely affect the rights of any Participant or beneficiary in respect of any award that the Committee has determined to be payable to a Participant in accordance with the terms hereof or as to any amounts awarded, but payment of which has been deferred, in accordance with Section 6.

SECTION 8. GENERAL PROVISIONS.

(a)  Effectiveness of the P1an.  Subject to the approval of Aetna’s shareholders and the shareholders of Aetna Inc., a Connecticut corporation, the Plan shall be effective with respect to calendar years beginning on or after January 1, 2001 and ending on or before December 31, 2010, unless the term hereof is extended by action of the Board or the Committee.

(b)  Designation of Beneficiary.  Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

(c)  No Right of Continued Employment.  Nothing contained in this Plan shall create any rights of employment in any Participant or in any way affect the right and power of any of the Companies to discharge any Participant or otherwise terminate the Participant’s employment at any time with or without cause or to change the terms of employment in any way.

(d)  No Limitation on Corporate Actions.  Nothing contained in the Plan shall be construed to prevent any of the Companies from taking any corporate action (including, without limitation, making provision for the payment of other incentive compensation, whether payable in cash or otherwise, or whether pursuant to a plan or otherwise) which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan.  No employee, beneficiary or other person shall have any claim against any of the Companies as a result of any such action.

(e)  No Right to Specific Assets.  Nothing contained in the Plan (including, without limitation, the provisions of Section 6 hereof) shall be construed to create in any Participant or beneficiary any claim against, right to or lien on any particular assets of any of the Companies or to require any of the Companies to segregate or otherwise set aside any assets or create any fund to meet any of its obligations hereunder.

(f)   No Contractual Right to Bonus.  Nothing in this Plan shall be construed to give any Participant any right, whether contractual or otherwise, to receive any bonus with respect to any Performance Period unless and until the Committee shall have expressly determined that such a Participant is entitled to receive such an award pursuant to the terms of the Plan.

(g)  Nonalienation of Benefits.  Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan.

(h)  Withholding.  Any amount payable to a Participant or a beneficiary under this Plan shall be subject to any applicable Federal, state and local income and employment taxes and any other amounts that any of the Companies is required at law to deduct and withhold from such payment.

(i)   Severability.  If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(j)   Governing Law.  The Plan shall be construed in accordance with and governed by the laws of the State of Connecticut, without reference to the principles of conflict of laws.

(k)  Headings.  Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

(l)   Compliance with Section 409A.  The payment of bonuses under this Plan is intended to be exempt from the requirements of Section 409A as short-term deferrals.  To the extent not exempt (i.e., in the case of deferrals permitted under Section 6(b) and (c)), payment is intended to satisfy the requirements of Section 409A.  The provisions of this Plan shall be construed in a manner consistent with such intent.  The Company will not pay or accelerate the payment of any deferred compensation in violation of Section 409A.  To the extent an amount that constitutes “deferred compensation” within the meaning of Section 409A would otherwise vest and become payable upon a Change in Control, such amount shall vest as so provided but payment shall not be accelerated unless the Change in Control also satisfies the broadest definition of change in control permitted under Section 409A.

Any amount that constitutes “deferred compensation” within the meaning of Section 409A and is payable under this Plan solely by reason of a Participant’s termination of employment or separation from service shall be payable as soon as, and no later than, the Participant experiences a “separation from service” within the meaning of Section 409A, provided that if the Participant is a “specified employee” within the meaning of Section 409A at the time of such separation from service, as determined by the Company in accordance with Section 409A, no payments shall be made before the six-month anniversary of the Participant’s separation from service, at which time all payments that would otherwise have been made during such six-month period shall be paid to the Participant in a lump sum.